UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

On November 26, 2018, Par Petroleum LLC ("Par Petroleum"), a subsidiary of Par Pacific Holdings, Inc. ("Par," the "Company," "we," "us," or "our"), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with TrailStone NA Oil & Refining Holdings, LLC ("TrailStone"). Pursuant to the Purchase Agreement, TrailStone agreed to sell 100% of the issued and outstanding equity interests in TrailStone NA Asset Finance I, LLC ("TSNAFI"), to Par Petroleum in exchange for aggregate consideration of $358.0 million less net working capital and other customary adjustments (the “Acquisition”). On January 11, 2019 (the “Closing Date”), Par Petroleum completed the Acquisition for a total purchase price of $326.7 million, consisting of cash consideration of $289.7 million and 2,363,776 shares of Par’s common stock issued to TrailStone. The cash consideration was funded in part through proceeds from borrowings under the Term Loan Facility (as defined below) of $250.0 million and proceeds from borrowings under a term loan note from the Bank of Hawaii of $45 million.

The Pro Forma Condensed Consolidated Combined Financial Information (the "Pro Forma Financial Statements") gives effect to the Acquisition and the directly related debt and equity financings as described below:

Senior Secured Term Loan Facility

In connection with the Purchase Agreement, on November 26, 2018, Par and certain of its subsidiaries entered into a commitment letter (the "Commitment Letter") with Goldman Sachs Bank USA ("GS") with respect to a $275.0 million senior secured term loan facility (the “Term Loan Facility”). Pursuant to the Commitment Letter, GS agreed to fund the entirety of the Term Loan Facility as a lender for the purpose of Financing the Acquisition. The funding of the Term Loan Facility provided for in the Commitment Letter was contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the Term Loan Facility and (ii) the consummation of the Acquisition in accordance with the Purchase Agreement.

On the Closing Date, in connection with the consummation of the Acquisition, Par Petroleum and Par Petroleum Finance Corp. (collectively, the "Borrowers"), the Company, solely for the limited purposes set forth therein, and all of Par Petroleum’s existing wholly-owned subsidiaries (other than Par Petroleum Finance Corp., but including TSNAFI and its subsidiaries), as guarantors, entered into the Term Loan Facility with GS, as administrative agent, and the lenders party thereto from time to time (the “Lenders”). Pursuant to the Term Loan Facility, the Lenders made a term loan to the Borrowers in the amount of $250.0 million (the “Term Loan”) on the Closing Date. The net proceeds from the Term Loan totaled $228.9 million after deducting the original issue discount of $10 million, deferred financing costs of $4.9 million, and commitment and other fees of $6.2 million. The net proceeds of the Par Pacific Term Loan were used to pay a portion of the purchase price for the Acquisition.

Loans under the Term Loan, if a LIBOR Loan (as defined in the Term Loan Facility), will bear interest at a rate per annum equal to Adjusted LIBOR (as defined in the Term Loan Facility) plus an applicable margin of 6.75%, and if an ABR Loan (as defined in the Term Loan Facility), at a rate per annum equal to the ABR or Alternate Base Rate (as defined in the Term Loan Facility) plus an applicable margin of 5.75%. The Term Loan matures on January 11, 2026.

Par Pacific Term Loan

On January 9, 2018, in connection with the consummation of the Acquisition, the Company entered into a Loan Agreement (the “Par Pacific Term Loan Agreement”) with Bank of Hawaii (“BOH”). Pursuant to the Par Pacific Term Loan Agreement, BOH made a loan to the Company in the amount of $45.0 million (the “Par Pacific Term Loan”) pursuant to a note (the “Par Pacific Term Loan Note”) dated as of January 9, 2018. The net proceeds of the Par Pacific Term Loan were used to pay a portion of the purchase price for the Acquisition.

During the term of the Par Pacific Term Loan, the interest rate on the outstanding principal balance will be a floating rate equal to 3.50% above the applicable LIBOR rate (as defined in the Par Pacific Term Loan Note) for each interest period of one month, beginning on the first day of the calendar month and ending on the last day, subject to an increased default interest rate in the event of a default. Payments of accrued interest only will be made on the first day of each calendar month, beginning with the payment due on February 1, 2019 and ending with the payment due on July 1, 2019. The unpaid principal balance of the Par Pacific Term Loan will be due and payable in full on July 9, 2019.

Pro Forma Financial Statements

The following Pro Forma Financial Statements set forth selected historical consolidated financial statements of Par and gives effect to the Acquisition, including the directly related debt and equity financings described above. The historical data provided for the year ended December 31, 2017 is derived from our audited annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 and from the TSNAFI audited consolidated financial statements for the year ended December 31, 2017 attached as Exhibit 99.2. The historical data provided as of and for the nine months ended September 30, 2018 is derived from our unaudited interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2018 and from the TSNAFI unaudited consolidated financial statements as of and for the nine months ended September 30, 2018 attached as Exhibit 99.3.

The unaudited pro forma condensed consolidated combined balance sheet as of September 30, 2018 gives effect to the Acquisition and the directly related debt and equity financings described above as if each had occurred on September 30, 2018. The unaudited pro forma condensed consolidated combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 both give effect to the Acquisition and the directly related debt and equity financings described above as if each had occurred on January 1, 2017. The Pro Forma Financial Statements are provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2017; our Quarterly Report on Form 10-Q for the nine months ended September 30, 2018; and the TSNAFI consolidated financial statements for the year ended December 31, 2017 and for the nine months ended September 30, 2018 attached as Exhibit 99.2 and Exhibit 99.3, respectively.

The pro forma adjustments, as described in the notes to the Pro Forma Financial Statements, are preliminary and based on currently available information. The pro forma adjustments included on the pro forma condensed consolidated combined statements of operations only include adjustments that have an ongoing impact. Management believes such adjustments are reasonable, factually supportable, and directly attributable to the events and transactions described below. The Pro Forma Financial Statements do not purport to represent what our actual consolidated results of operations or financial position would have been had the events and transactions occurred on the dates assumed, nor are they necessarily indicative of our future financial condition or consolidated results of operations.

Purchase Price Consideration

The total purchase price consideration for the Acquisition is as follows:

(in millions, except share and per share information)	Shares	Price	Purchase Consideration
Cash consideration			$321,010
Net working capital adjustments			(31,300)
Net cash consideration			289,710
Equity consideration	2,363,776	$15.6485	36,990
Total purchase price			$326,700

Allocation of Purchase Price Consideration to Asset Acquired and Liabilities Assumed
The Pro Forma Financial Statements have been prepared using the acquisition method of accounting in accordance with accounting principles generally accepted in the U.S. ("GAAP"). Under the acquisition method of accounting per GAAP, any excess consideration transferred or paid beyond the fair value of the assets acquired and liabilities assumed should be attributed to goodwill. The purchase price allocation applied in the Pro Forma Financial Statements is preliminary and does not reflect final values that will be determined after the closing of the Acquisition. Such valuation assessments of specifically identifiable tangible and intangible assets, including any assessment of economic useful lives, have not been completed and such valuation exercises are not expected to be completed when final records and assumptions can be closed and fully analyzed as of the transaction date. Additionally, due to normal pre-closing commercial restrictions to books and records of TSNAFI, not all valuation assumptions can be fully confirmed as of the date of this filing, resulting in such assumptions employed in these pro forma adjustments as preliminary, tentative, and subject to change. In addition, the adjustments related to the Acquisition do not reflect any of the synergies and cost reductions that may result from the Acquisition.

The preliminary allocation of the purchase price consideration is as follows:

Estimated Fair Value
Total current assets	$233,176
Property and equipment, net	238,103
Goodwill	167,228
Other noncurrent assets	13,947
Total assets acquired	652,454

Total current liabilities	46,567
Other liabilities	279,187
Total liabilities assumed	325,754

Net assets acquired	$326,700

PAR PACIFIC HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED COMBINED BALANCE SHEET
(Unaudited)
(in thousands)

	As of September 30, 2018
	Historical		Pro Forma
	Par (a)	TSNAFI (b)	Adjustments		Par as Adjusted
ASSETS
Current assets
Cash and cash equivalents	$87,734	$64,201	$(83,401)	(k)	$68,534
Restricted cash	743	1,704	—		2,447
Trade accounts receivable	133,026	71,288	(1,321)	(n)	202,993
Inventories	358,581	157,782	(5,715)	(l)	510,648
Prepaid and other current assets	10,239	9,438	—		19,677
Total current assets	590,323	304,413	(90,437)		804,299
Property and equipment, net	482,767	238,103	—	(m)	720,870
Long-term assets
Investment in Laramie Energy, LLC	131,466	—	—		131,466
Intangible assets, net	24,611	1,368	—	(m)	25,979
Goodwill	153,397	45,833	121,395	(m)	320,625
Other long-term assets	23,919	12,579	—		36,498
Total assets	$1,406,483	$602,296	$30,958		$2,039,737
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Obligations under inventory financing agreements	$351,188	$—	$—		$351,188
Accounts payable	68,592	74,096	(48,580)	(n)	94,108
Deferred revenue	8,493	1,678	—		10,171
Accrued taxes	14,409	10,461	—		24,870
Other accrued liabilities	45,905	90,369	—		136,274
Notes payable	—	195,634	(44,471)	(o)	151,163
Total current liabilities	488,587	372,238	(93,051)		767,774
Long-term liabilities
Long-term debt, net of current maturities	389,598	54,500	225,600	(p)	669,698
Common stock warrants	7,204	—	—		7,204
Long-term capital lease obligations	5,682	—	—		5,682
Other liabilities	38,006	46,567	(46,567)	(q)	38,006
Total liabilities	929,077	473,305	85,982		1,488,364

Stockholders' equity
Total stockholders' equity	477,406	128,991	(55,024)	(r)	551,373
Total liabilities and stockholders' equity	$1,406,483	$602,296	$30,958		$2,039,737

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

PAR PACIFIC HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	For The Nine Months Ended September 30, 2018
	Historical			Pro Forma
	Par (a)	TSNAFI (b)	Reclassification (c)	Adjustments		Par as Adjusted
Revenues	$2,531,616	$988,109	$—	$(4,189)	(d)	$3,515,536

Operating Expenses
Cost of revenues (excluding depreciation)	2,232,608	847,307	16,928	(1,229)	(e)	3,095,614
Operating expense (excluding depreciation)	158,975	10,986	27,644	—		197,605
Depreciation, depletion, and amortization	39,004	26,767	—	—		65,771
General and administrative expense (excluding depreciation)	35,981	54,230	(26,943)	(750)	(f)	62,518
Acquisition and integration expense	3,515	—	—	(457)	(g)	3,058
Other operating income	—	17,629	(17,629)	—		—
Total operating expenses	2,470,083	956,919	—	(2,436)		3,424,566

Operating income (loss)	61,533	31,190	—	(1,753)		90,970

Other income (expense)
Interest expense and financing costs, net	(29,346)	(10,382)	—	(15,512)	(h)	(55,240)
Other income, net	861	—	—	—		861
Change in value of common stock warrants	(396)	—	—	—		(396)
Change in value of contingent consideration	(10,500)	—	—	—		(10,500)
Equity earnings from Laramie Energy, LLC	4,274	—	—	—		4,274
Total other income (expense), net	(35,107)	(10,382)	—	(15,512)		(61,001)

Income (loss) before income taxes	26,426	20,808	—	(17,265)		29,969
Income tax expense	(885)	(4,558)	—	4,558	(i)	(885)
Net income (loss)	$25,541	$16,250	$—	$(12,707)		$29,084

Income per share
Basic	$0.55					$0.60
Diluted	$0.55					$0.60
Weighted-average number of shares outstanding
Basic	45,676			2,364	(j)	48,040
Diluted	45,721			2,364	(j)	48,085

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

PAR PACIFIC HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	For The Year Ended December 31, 2017
	Historical			Pro Forma
	Par (a)	TSNAFI (b)	Reclassification (c)	Adjustments		Par as Adjusted
Revenues	$2,443,066	$1,065,668	$(189)	$(4,048)	(d)	$3,504,497

Operating Expenses
Cost of revenues (excluding depreciation)	2,054,627	959,373	5,346	(15,000)	(e)	3,004,346
Operating expense (excluding depreciation)	202,019	13,507	32,975	—		248,501
Depreciation, depletion and amortization	45,989	42,147	—	—		88,136
General and administrative expense (excluding depreciation)	46,078	61,247	(32,721)	(1,000)	(f)	73,604
Acquisition and integration expense	395	—	—	—		395
Other operating income	—	6,089	(6,089)	—		—
Total operating expenses	2,349,108	1,082,363	(489)	(16,000)		3,414,982

Operating income (loss)	93,958	(16,695)	300	11,952		89,515

Other income (expense)
Interest expense and financing costs, net	(31,632)	(13,715)	—	(20,314)	(h)	(65,661)
Loss on termination of financing agreements	(8,633)	—	—	—		(8,633)
Other income (expense), net	914	—	(300)	—		614
Change in value of common stock warrants	(1,674)	—	—	—		(1,674)
Equity earnings from Laramie Energy, LLC	18,369	—	—	—		18,369
Total other income (expense), net	(22,656)	(13,715)	(300)	(20,314)		(56,985)

Income (loss) before income taxes	71,302	(30,410)	—	(8,362)		32,530
Income tax benefit	1,319	37,205	—	(37,205)	(i)	1,319
Net income (loss)	$72,621	$6,795	$—	$(45,567)		$33,849

Income (loss) per share
Basic	$1.58					$0.71
Diluted	$1.57					$0.71
Weighted-average number of shares outstanding
Basic	45,543			2,364	(j)	47,907
Diluted	45,583			2,364	(j)	47,947

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

PAR PACIFIC HOLDINGS, INC. AND SUBSIDIARIES
Notes to Unaudited Pro Forma Condensed Consolidated Combined Financial Statements

Unless stated otherwise in the body of these notes, all dollar value references in the tables of these notes are stated in thousands of dollars.

Note 1. TSNAFI Acquisition Pro Forma Adjustments

(a)
Represents Par's historical unaudited condensed consolidated and audited consolidated financial statements derived from its quarterly report on Form 10-Q as of and for the nine months ended September 30, 2018 and its annual report on Form 10-K for the year ended December 31, 2017, respectively.

(b)
Represents TSNAFI’s historical unaudited consolidated and audited consolidated financial statements as of and for the nine months ended September 30, 2018 and for the year ended December 31, 2017 included as Exhibit 99.3 and Exhibit 99.2 to this Form 8-K, respectively. Refer to Note 2 for reclassifications which conform TSNAFI's financial statement presentation to Par’s financial statement presentation.

(c)
Represents reclassification entries to conform where financial statement line items in TSNAFI’s statements of operations are classified differently than in Par’s statements of operations as outlined in the table below:

	Nine Months Ended September 30, 2018
Financial Statement Line Item	Debit	Credit
Operating expense (excluding depreciation)	$26,943	$—
General and administrative expense (excluding depreciation)	—	26,943
Other operating income	—	17,629
Cost of revenues (excluding depreciation)	17,649	—
Operating expense (excluding depreciation)	—	20
Cost of revenues (excluding depreciation)	—	721
Operating expense (excluding depreciation)	721	—

	Year Ended December 31, 2017
Financial Statement Line Item	Debit	Credit
Operating expense (excluding depreciation)	$32,721	$—
General and administrative expense (excluding depreciation)	—	32,721
Other operating income	—	6,089
Revenues	189	—
Cost of revenues (excluding depreciation)	4,476	—
Operating expense (excluding depreciation)	1,124	—
Other income (expense), net	300	—
Cost of revenues (excluding depreciation)	870	—
Operating expense (excluding depreciation)	—	870

Condensed Consolidated Statements of Operations

(d)
The adjustment to Revenues is to conform accounting policies for taxes assessed by a governmental authority that are both imposed on and concurrent with a revenue-producing transaction and collected from our customers by presenting these taxes on a net basis.

(e)
The adjustments to Cost of revenues (excluding depreciation) are (i) to conform accounting policies for taxes assessed by a governmental authority that are both imposed on and concurrent with a revenue-producing transaction and collected from our customers by presenting these taxes on a net basis; (ii) to conform accounting policies for valuing inventory in which TSNAFI uses the last-in, first -out ("LIFO") accounting method and Par uses the first-in, first-out ("FIFO")

PAR PACIFIC HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Combined Pro Forma Financial Information

accounting method for commodity inventories; and (iii) to conform accounting policies for the recognition of losses (gains) on derivatives. TSNAFI records the realized losses (gains) for derivatives into the cost of inventory which is eventually recognized through the statement of operations whereas Par immediately recognizes realized losses (gains) for derivatives on the statement of operations. Refer to the following table for the adjustments:

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Conform tax accounting policies	$(4,189)	$(4,048)
Conform LIFO to FIFO accounting policies	5,148	(11,759)
Conform derivative (gains)/losses accounting policies	(2,188)	807
Net pro forma adjustment	$(1,229)	$(15,000)

(f)
Reflects the elimination of the management fee of $0.8 million and $1.0 million charged by TrailStone to TSNAFI for the nine months ended September 30, 2018 and year ended December 31, 2017, respectively. The services arrangement between TrailStone and TSNAFI was terminated in connection with the Acquisition.

(g)	Reflects the removal of $0.5 million of acquisition costs that are directly attributable to the Acquisition for the nine months ended September 30, 2018.

(h)
Represents (i) the elimination of historical interest expense related to TSNAFI’s note payable which was fully settled in connection with the Acquisition, (ii) the additional interest expense for the Term Loan Facility and Par Pacific Term Loan, and (iii) the additional deferred financing costs related to these term loans.

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Elimination of TSNAFI's historical interest expense related to notes payable*	$(6,116)	$(8,525)
Addition of interest of 9.6% (base rate plus LIBOR as of filing) related to the Term Loan Facility	17,906	23,875
Addition of interest of 6.3% (base rate plus LIBOR as of filing) related to the Par Pacific Term Loan	2,126	2,835
Addition of estimated amortization of deferred financing costs associated with Term Loan Facility and Par Pacific Term Loan	1,596	2,129
Net pro forma adjustment	$15,512	$20,314
*No adjustments have been made to the TSNAFI's historical interest related to to the intermediation agreement as this agreement was amended and remained in place in connection with the Acquisition .

(i)
The adjustment for the nine months ended September 30, 2018 reflects a removal of the historical income tax expense of TSNAFI due to Par’s existing net operating loss tax carryforwards that would be released through a deferred tax valuation allowance to offset future tax from TSNAFI. Therefore, no tax expense will be recognized from the Acquisition. The adjustment for the year ended December 31, 2017 reflects a removal of the historical income tax benefit of TSNAFI due to the current deferred tax position of Par in which it records a valuation allowance against its existing deferred tax assets. The deferred tax assets are comprised primarily of net operating loss carryforwards, and Par maintains that it is not likely it will be able to realize its deferred tax assets in the future. Therefore, Par will not be able to realize the income tax benefit associated with the pro forma net loss from TSNAFI.

(j)	The pro forma weighted average shares are calculated as follows:

PAR PACIFIC HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Combined Pro Forma Financial Information

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Basic:
Par historical weighted average shares	45,676	45,543
Par incremental shares issued for the Acquisition	2,364	2,364
Pro forma weighted average shares	48,040	47,907

Diluted:
Par historical weighted average shares	45,721	45,583
Par incremental shares issued for the Acquisition	2,364	2,364
Pro forma weighted average shares	48,085	47,947

Condensed Consolidated Balance Sheet

(k)	The adjustment to cash and cash equivalents represents net cash proceeds and consideration associated with the Acquisition and is comprised of the following:

Proceeds of $45 million related to the Par Pacific Term Loan	$45,000
Proceeds from issuance of shares of common stock to TrailStone	36,990
Proceeds of $250.0 million related to the Term Loan Facility	250,000
Deferred financing costs and original issue discount associated with Term Loan Facility and Par Pacific Term Loan	(14,900)
Reduction in TSNAFI cash due to distribution	(64,201)
Total purchase price	(326,700)
Payment of commitment and other fees	(6,200)
Payment of non-refundable backstop fee*	(3,390)
Total pro forma adjustment	$(83,401)
*Under the Purchase Agreement, Par Petroleum had the right to decrease the cash purchase price by an amount not to exceed approximately $113 million and to correspondingly increase the number of shares of common stock to be issued to TrailStone (the “Backstop Option”). On November 26, 2018, Par Petroleum paid TrailStone a fee of $3.4 million in connection with the Backstop Option.

(l)
Reflects an adjustment (i) to conform accounting policies for valuing inventory in which TSNAFI uses the LIFO accounting method and Par uses the FIFO accounting method for commodity inventories and (ii) to conform accounting policies for the recognition of losses (gains) on derivatives. TSNAFI records the realized losses (gains) for derivatives into inventory which is eventually recognized through the statement of operations whereas Par immediately recognizes realized losses (gains) for derivatives on the statement of operations. Refer to the following table for the adjustments:

September 30, 2018
Conform LIFO to FIFO accounting policies	(5,225)
Conform derivative (gains)/losses accounting policies	(490)
Net pro forma adjustment	$(5,715)

(m)
The adjustment to Goodwill of $121.4 million represents the excess of the purchase price paid over the preliminary estimated fair value of the identifiable assets acquired and liabilities assumed. We have not yet completed our analysis of the fair value of Property and equipment, net and Intangible assets, net related to the Acquisition. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after the closing of the Acquisition, but no later than one year from the closing date. The final amounts allocated to Property and equipment, net, Intangible assets, net and other acquired assets and liabilities related to the Acquisition could differ materially from the amounts presented in these unaudited pro forma consolidated financial statements. A summary of the preliminary

PAR PACIFIC HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Combined Pro Forma Financial Information

estimated fair value of the assets acquired and liabilities assumed as if the Acquisition had been completed as of September 30, 2018 is as follows:

Estimated Fair Value
Total current assets	$233,176
Property and equipment , net	238,103
Goodwill	167,228
Other noncurrent assets	13,947
Total assets acquired	652,454

Total current liabilities	46,567
Other liabilities	279,187
Total liabilities assumed	325,754

Net assets acquired	$326,700

(n)	Reflects the elimination of accounts receivable and payable between affiliates of TSNAFI that were settled by TrailStone in connection with the Acquisition.

(o)	Reflects the removal of the notes payable including deferred financing costs that were settled by TrailStone in connection with the Acquisition.

(p)	Reflects the following changes to long-term debt:

Removal of TSNAFI's long-term note payable settled by TrailStone in connection with the Acquisition	$(54,500)
Par Pacific Term Loan	45,000
Term Loan Facility	250,000
Less estimated deferred financing costs and original issue discount	(14,900)
Net pro forma adjustment	$225,600

(q)	Reflects the removal of the historical TSNAFI deferred tax liability.

(r)	The following adjustments were made to Par’s equity accounts based on the Acquisition:

Remove TSNAFI historical balance	$(128,991)
Add: Par shares issued	36,990
Add: deferred tax valuation allowance release at Par, which is recorded as a non-recurring increase to income	46,567
Subtract: commitment and other fees	(6,200)
Subtract: BackStop Option fee	(3,390)
Pro forma adjustment	$(55,024)

Note 2. Reclassification of TSNAFI Historical Financial Statements

The historical financial statement information of TSNAFI was derived from the audited consolidated financial statements for the year ended December 31, 2017 and the unaudited consolidated financial statements for the nine months ended September

PAR PACIFIC HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Combined Pro Forma Financial Information

30, 2018. The TSNAFI historical financial information as presented includes the following reclassifications to conform to Par’s financial statement presentation.

Consolidated Statement of Operations for the Nine Months Ended September 30, 2018
(in thousands)
	TSNAFI	TSNAFI
	Historical	Historical
Financial Statement Line Item	as filed	as presented
Salaries and benefits	$26,835	$—
Operating expense (excluding depreciation)	—	10,986
General and administrative expense (excluding depreciation)		15,849
Service fees - affiliates	750	—
General and administrative expense (excluding depreciation)	—	750

Consolidated Statement of Operations for the Year Ended December 31, 2017
(in thousands)
	TSNAFI	TSNAFI
	Historical	Historical
Financial Statement Line Item	as filed	as presented
Salaries and benefits	$32,533	$—
Operating expense (excluding depreciation)	—	13,507
General and administrative expense (excluding depreciation)	—	19,026
Service fees - affiliates	1,000	—
General and administrative expense (excluding depreciation)	—	1,000

PAR PACIFIC HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Combined Pro Forma Financial Information

Consolidated Balance Sheet as of September 30, 2018
(in thousands)
	TSNAFI	TSNAFI
	Historical	Historical
Financial Statement Line Item	as filed	as presented
Receivables, affiliates	$1,321	$—
Trade accounts receivable	—	1,321
Derivative assets, net of margin held	4,733	—
Prepaid and other current assets	—	4,733
Deferred turnaround costs	12,579	—
Other long-term assets	—	12,579
Account payable, affiliates	48,580	—
Accounts payable	—	48,580
Derivative liabilities, net of margin held	9,515	—
Other accrued liabilities	—	9,515
Accounts payable	1,678	—
Deferred revenue	—	1,678
Deferred tax liability	46,567	—
Other liabilities	—	46,567